                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       BROWNING-FERRIS INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------
     (5) Total fee paid:


--------------------------------------------------------------------------------
     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:


--------------------------------------------------------------------------------
     (3) Filing Party:


--------------------------------------------------------------------------------
     (4) Date Filed:


--------------------------------------------------------------------------------

                    [BROWNING-FERRIS INDUSTRIES, INC. LOGO]

                        BROWNING-FERRIS INDUSTRIES, INC.

                                 P.O. BOX 3151
                              HOUSTON, TEXAS 77253

                                January 27, 1998

TO OUR SHAREHOLDERS:

You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Browning-Ferris Industries, Inc. on March 4, 1998, at 2:00 p.m., Houston time, in the Company's auditorium located on the 14th floor of the corporate office at 757 N. Eldridge, Houston, Texas.

Whether or not you plan to be present, please sign and return your proxy as soon as possible so that your vote will be recorded; a self-addressed envelope is provided.

             /s/ WILLIAM D. RUCKELSHAUS

            William D. Ruckelshaus
             Chairman of the Board of Directors

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Holders of Common Stock:

     Notice is hereby given that the Annual Meeting of Shareholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), will be held on March 4, 1998, at 2:00 p.m., Houston time, in the Company's auditorium located on the 14th floor of the corporate office at 757 N. Eldridge, Houston, Texas for the following purposes:

     (1) To elect three directors of the Company, each for a three-year term;

     (2) To consider and vote upon the approval of the selection of Arthur Andersen LLP as auditors for the Company's 1998 fiscal year; and

     (3) To consider and act upon such other matters as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has determined that only those persons who were holders of record of Common Stock of the Company at the close of business on January 6, 1998, the record date, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof.

                                               By Order of the Board of
                                               Directors,

                                             /s/ GERALD K. BURGER
                                                     Gerald K. Burger
                                               Vice President and Secretary

Houston, Texas
January 27, 1998

PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE AT YOUR EARLIEST CONVENIENCE.

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 MARCH 4, 1998

     This Proxy Statement and the accompanying form of proxy are being furnished to the shareholders of Browning-Ferris Industries, Inc., a Delaware corporation (the "Company" or "BFI"), in connection with a solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders to be held on Wednesday, March 4, 1998, at 2:00 p.m., Houston time, in the Company's auditorium located on the 14th floor of the Company's principal executive offices at 757 N. Eldridge, Houston, Texas and at any adjournment thereof (the "Meeting"). This Proxy Statement and the accompanying form of proxy are being first sent or given to shareholders on or about January 27, 1998.

     All shares represented by a properly executed proxy in the accompanying form received in time for the Meeting, and not revoked, will be voted. Unless the shareholder otherwise specifies therein, such shares will be voted by the persons named as proxy holders:

          FOR the election as directors of the Company of those three nominees for director for three-year terms, as listed under the caption "Election of Directors" herein; and

          FOR the approval of the selection by the Board of Directors of Arthur Andersen LLP as auditors for the Company's 1998 fiscal year.

     The persons named as proxies on the accompanying form of proxy, William D. Ruckelshaus, Chairman of the Board of Directors of the Company, and Gerald K. Burger, Vice President and Secretary of the Company, were selected by the Directors and Corporate Governance Committee of the Board of Directors of the Company.

     The accompanying form of proxy is for use at the Meeting if a shareholder is unable to attend or does not desire to vote in person. A shareholder who executes a proxy may revoke it at any time before the proxy is exercised by giving written notice to the Secretary of the Company, by delivering a later dated proxy, or by voting in person at the Meeting.

RECORD DATE AND VOTING AT THE MEETING

     The holders of record on January 6, 1998, the record date, of Common Stock, $.16 2/3 par value (the "Common Stock"), of the Company will be entitled to one vote per share on each matter submitted for shareholder approval. At the close of business on the record date, there were outstanding 195,299,541 shares of Common Stock of which 188,755,012 shares are entitled to vote, and the holders of a majority of the 188,755,012 total shares, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting. No other voting securities of the Company were outstanding at the close of business on the record date.

     The affirmative vote of the holders of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Meeting is required for (a) the election of directors,

(b) approval of the appointment of independent auditors and (c) approval of such other matters as may properly come before the Meeting or any adjournment thereof.

     A shareholder entitled to vote for the election of directors can withhold authority to vote for all nominees for director or can withhold authority to vote for certain nominees for director. Under Delaware law, abstentions from the proposal to approve the appointment of auditors have the same legal effect as a vote against the proposal. Broker non-votes on the proposals to elect directors or approve the appointment of auditors are treated as shares as to which voting power has been withheld by the beneficial holders of those shares and, therefore, are not counted for purposes of determining whether a majority has been achieved.

ANNUAL REPORT

     The Company's Annual Report to Shareholders for the fiscal year ended September 30, 1997 has been or is being furnished to all shareholders entitled to vote at the Meeting. The Annual Report to Shareholders does not constitute a part of the proxy soliciting material.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of January 16, 1998, the amount of the Company's Common Stock beneficially owned by each of its directors and nominees for director, each executive officer named in the Summary Compensation Table, and all directors, nominees for director and executive officers as a group:

                                                 SHARES BENEFICIALLY OWNED
                                      ------------------------------------------------
                                      SOLE VOTING AND       OPTIONS           OTHER          PERCENT
                                        INVESTMENT        EXERCISABLE      BENEFICIAL          OF
                NAME                     POWER (1)       WITHIN 60 DAYS     OWNERSHIP         CLASS
                ----                  ---------------    --------------    -----------      ---------
William D. Ruckelshaus..............        97,164            38,750          2,228(2)           *
Bruce E. Ranck......................       103,730           660,150          5,782(2)           *
J. Gregory Muldoon..................        23,354           110,125          3,670(2)           *
Norman A. Myers.....................       269,796           352,625          4,487(2)           *
Jeffrey E. Curtiss..................        37,835           125,250(3)       1,481(2)(4)        *
Rufus Wallingford...................        12,990            62,500          5,620(2)           *
Gregory D. Brenneman................        20,719             1,250            -0-              *
William T. Butler...................         3,822            36,250            -0-              *
C. Jackson Grayson, Jr. ............        23,522             6,250            -0-              *
Gerald Grinstein....................         1,394            36,250          1,000(5)           *
Harry J. Phillips, Sr. .............       368,443(6)        379,900          7,155(2)(7)        *
Joseph L. Roberts, Jr. .............         1,322            36,250            -0-              *
Marc J. Shapiro.....................         4,322             8,750            -0-              *
Robert M. Teeter....................         3,322(8)         36,250(8)         -0-              *
Marina v.N. Whitman.................         3,322            36,250            -0-              *
Louis A. Waters (9).................           -0-           256,275          7,420(2)           *
All Executive Officers, Nominees for
  Director and Directors as a Group
  (20 persons)......................     1,012,185         2,475,275         47,272            1.8%

---------------

 *  Less than one percent

(1) Includes restricted shares of the Company's Common Stock. The holder has sole voting power and no investment power until such restricted shares vest. After vesting, the holder has sole investment and voting powers.

(2) Represents shares allocated to the employee through participation in the Company's Employee Stock Ownership and Savings Plan, according to the latest statement for said plan. Such shares can be voted by each employee, and each employee has investment authority over the shares held in the employee's account in such plan, except for shares acquired with Company matching contributions. In the case of a tender offer, the trustee shall tender or not tender shares as directed by each participant.

(3) Excludes options to purchase 10,000 shares of Common Stock which were transferred by Mr. Curtiss to family trusts for which he is not trustee and disclaims beneficial ownership therein.

(4) Does not include up to 7,000 shares that may be acquired by conversion of the Company's 7.25% Automatic Common Exchange Securities.

(5) Shares held jointly with spouse.

(6) Includes 292,334 shares held by a limited partnership of which Mr. Phillips is sole general partner.

(7) Includes 877 shares held by spouse in which Mr. Phillips claims an indirect ownership.

(8) Includes shares held in a trust of which Mr. Teeter serves as the trustee.

(9) Mr. Waters served as an executive officer of the Company in his capacity as Chairman and CEO of BFI International, Inc. until March 11, 1997.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning each person known by the Company to own beneficially more than five percent of the outstanding voting shares of the Company's Common Stock:

                                                                 SHARES
                          NAME OF                             BENEFICIALLY    PERCENT OF
                      BENEFICIAL OWNER                           OWNED          CLASS
                      ----------------                        ------------    ----------
Fidelity Management and Research Corporation................   25,026,967(1)     13%
  87 Devonshire Street
  Boston, Massachusetts 02109-3605
The Capital Group Companies, Inc............................   22,300,120(2)     12%
  135 South State College Blvd.
  Brea, California 92821

---------------

(1) Information is based on a Form 13-F for September 30, 1997.

(2) Information is based on a Form 13-G for December 31, 1996.

                             ELECTION OF DIRECTORS

NOMINEES

     Three directors are to be elected at the Meeting. In accordance with the Company's Restated Certificate of Incorporation, the Board of Directors is divided into three classes, each of which serves for a three-year term. William
T. Butler, Joseph L. Roberts, Jr. and Marina v.N. Whitman are being nominated to serve until the Company's 2001 Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified. Each of the nominees currently serves as a director of the Company. C. Jackson Grayson, Jr. will be retiring from the Board of Directors at the expiration of his current term on March 4, 1998, and the Board of Directors currently anticipates that it will elect a new director during 1998 to fill the vacancy created by Dr. Grayson's retirement.

     Unless otherwise instructed, the persons named as proxies in the enclosed form of proxy will vote in favor of the three nominees named above. Although the Board of Directors does not contemplate that any of the nominees will become unable to serve, if such a situation should occur before the Meeting, it is expected either (a) that the persons named in the proxy will vote for another nominee designated by the Board of Directors, or (b) that the authorized number of directors will be reduced accordingly.

     The following table contains certain information as of January 16, 1998, with respect to the nominees and the directors who are currently serving terms expiring in 1998, 1999 or 2000:

                                                                                      EXPIRATION
                                                                                          OF
                                     POSITIONS AND OFFICES      SERVED AS A            PRESENT
              NAME                     WITH THE COMPANY        DIRECTOR SINCE   AGE      TERM
              ----                 -------------------------   --------------   ---   ----------
William D. Ruckelshaus...........  Chairman of the Board and        1987        65       1999
                                   Director(1)
Bruce E. Ranck...................  President, Chief                 1990        49       1999
                                   Executive
                                   Officer and Director(1)
Gregory D. Brenneman.............  Director(2)(4)                   1997        36       2000
*William T. Butler...............  Director(1)(3)                   1990        65       1998
C. Jackson Grayson, Jr...........  Director(2)(4)                   1979        74       1998
Gerald Grinstein.................  Director(3)(5)                   1990        65       1999
Harry J. Phillips, Sr............  Director(1)                      1970        67       2000
*Joseph L. Roberts, Jr...........  Director(2)                      1991        62       1998
Marc J. Shapiro..................  Director(4)(5)                   1994        50       2000
Robert M. Teeter.................  Director(2)(5)                   1989        58       2000
*Marina v.N. Whitman.............  Director(3)(4)                   1992        62       1998

---------------

(1) Member of the Executive Committee

(2) Member of the Corporate Responsibility Committee

(3) Member of the Compensation Committee

(4) Member of the Audit Committee

(5) Member of the Directors and Corporate Governance Committee

  * Indicates nominees for director for a three-year term expiring in 2001 and until their respective successors have been duly elected and qualified.

BACKGROUND OF NOMINEES FOR DIRECTOR AND OTHER DIRECTORS

     Mr. Ruckelshaus was elected a director in June 1987 and Chairman of the Board and Chief Executive Officer in September 1988. He stepped down as the Company's Chief Executive Officer in October 1995, but remains as Chairman of the Board. Mr. Ruckelshaus also serves as a director of Cummins Engine Company, Inc., Monsanto Company, Nordstrom, Inc., Weyerhaeuser Company, Solutia Inc., Coinstar, Inc. and Gargoyles Inc.

     Mr. Ranck was elected President and Chief Executive Officer in October 1995, having served as President and Chief Operating Officer of the Company since November 1991 and as Executive Vice President (Solid Waste
Operations -- North America) from October 1989 until November 1991. Prior to that time, he served as a Regional Vice President in one of the Company's former regions. He also serves as a director of Furon Company.

     Mr. Brenneman is currently President and Chief Operating Officer of Continental Airlines, Inc., a position he has held since April 1995. He also serves as a director of Continental Airlines, Inc. and as Vice Chairman of Continental Micronesia and Continental Express. Prior to his joining Continental Airlines, he was a partner in Bain & Company, Inc., a consulting firm, where he specialized in corporate turnarounds.

     Dr. Butler serves as Chancellor of Baylor College of Medicine in Houston, Texas, where he previously served as President and Chief Executive Officer from 1979 until January 1996. He is also the past Chairman of the Association of American Medical Colleges. Dr. Butler also serves as a director of C.R. Bard, Inc. and Chairman of the Board of Lyondell Petrochemical Company.

     Dr. Grayson is the founder and Chairman of the Board of American Productivity and Quality Center, a privately funded educational and research center located in Houston, Texas, a position he has held with the center since its formation in 1975. Due to the retirement age provision as set forth in the Company's Guidelines on Corporate Governance Issues, Dr. Grayson is not eligible to seek reelection as a director of the Company at the expiration of his current term on March 4, 1998. Dr. Grayson has agreed to serve as an advisory director of the Company.

     Mr. Grinstein currently serves as Chairman of the Board of Delta Airlines, Inc. He also serves as a director of Sundstrand Corporation, Imperial Holly Corporation and PACCAR Inc. Mr. Grinstein served as Chairman, Chief Executive Officer, President and a director of Burlington Northern Santa Fe Corporation and Burlington Northern Railroad Company from 1989 until his retirement in December 1995.

     Mr. Phillips served as Chairman of the Board and Chief Executive Officer of the Company from September 1980 until September 1988, when he was elected Chairman of the Executive Committee.

Mr. Phillips is a director of RFS Hotel Investors, Inc., Buckeye Technologies, Inc., Buckman Laboratories, Morgan Keegan Inc. and the National Commerce Bancorporation, Memphis, Tennessee.

     Dr. Roberts is Senior Pastor of the Ebenezer Baptist Church in Atlanta, Georgia. He also serves as a member of various civic organizations.

     Mr. Shapiro currently serves as Vice Chairman, Finance and Risk Management of The Chase Manhattan Bank. Before assuming his current role in September 1997, he was Chairman, President and Chief Executive Officer of Texas Commerce Bank National Association, a subsidiary of The Chase Manhattan Corporation. He also serves as a director of Weingarten Realty Investors, Santa Fe Energy Resources, Inc. and Burlington Northern Santa Fe Corporation.

     Mr. Teeter has served as President of Coldwater Corporation, a strategic planning and public affairs consulting firm since 1988. He is also a director of United Parcel Service, Bank of Ann Arbor, Durakon Industries, Inc. and Optical Imagine Systems.

     Dr. Whitman has served as Professor of Business Administration and Public Policy at the University of Michigan since 1992. Previously, she spent thirteen years at General Motors Corporation, six years as Vice President and Chief Economist and seven years as Vice President and Group Executive, Public Affairs Staffs. She currently serves as a director of The Procter & Gamble Company, The Chase Manhattan Corporation, Alcoa Corporation and UNOCAL Corporation.

COMMITTEES

     The members of the Company's Executive, Audit, Compensation, Corporate Responsibility, and Directors and Corporate Governance Committees are reflected in the preceding table.

     The Executive Committee may exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as delegated by the By-laws of the Company or the Board of Directors to another standing or special committee, or as reserved by the Board of Directors, but the Executive Committee does not have the power to elect or remove officers, approve a merger of the Company, recommend a sale of substantially all the Company's assets, recommend a dissolution of the Company, amend the Company's By-laws or Restated Certificate of Incorporation, declare dividends on the Company's outstanding securities, or, except as expressly authorized by the Board of Directors, issue any of the Company's Common Stock or Preferred Stock.

     The Audit Committee recommends to the Board of Directors the selection of the Company's independent accountants; confers with the Company's independent accountants regarding the scope and adequacy of annual audits; reviews reports from the independent accountants; and meets with the independent accountants and with the Company's internal auditors and financial personnel to review the adequacy of the Company's accounting principles, financial controls and policies.

     The Compensation Committee reviews the Company's compensation philosophy and programs, and exercises authority with respect to the payment of direct salaries and incentive compensation to directors and officers; loans to or guarantees of obligations of such persons and some employee loans; the administration of the stock incentive plans of the Company; and oversees the administration and results of operations of the Company's retirement and other benefit plans.

     The Corporate Responsibility Committee's responsibilities include the surveying, monitoring and guiding of the Company's role in the fulfillment of its social responsibilities toward its shareholders, employees and the general public in the conduct of its normal business activities.

     The Directors and Corporate Governance Committee is empowered to recommend to the Board of Directors nominees for election as directors and persons to fill director vacancies and newly created directorships; recruit potential director candidates; recommend changes to the Board of Directors concerning the responsibilities and composition of the Board of Directors and its committees; select the members of the proxy committee charged with voting solicited proxies at shareholder meetings; and review proxy comments received from shareholders relating to the Board of Directors. In addition, the Directors and Corporate Governance Committee will consider shareholders' suggestions of nominees for director that are submitted in writing to the Committee, at the address of the Company's principal executive offices, not less than 90 days in advance of the date the Company's proxy statement was released to shareholders in connection with the previous year's annual meeting of shareholders.

     During the last fiscal year, the Executive Committee held two meetings; the Audit Committee held two meetings; the Compensation Committee held five meetings; the Corporate Responsibility Committee held one meeting; the Directors and Corporate Governance Committee held four meetings; and the Board of Directors held six meetings. No incumbent director attended fewer than 75 percent of the aggregate number of board meetings and meetings of committees on which he or she served.

DIRECTOR COMPENSATION

     In fiscal 1997, non-employee members of the Board of Directors were paid an annual retainer fee of $30,000, $20,000 of which was paid in cash and $10,000 of which was paid in shares of the Company's Common Stock. In addition, non-employee directors may be compensated in varying annual amounts for participation on committees. Employee-directors of the Company do not receive any additional compensation from the Company for their service as directors. Members of the Audit Committee receive $8,000 (Chairman receives $12,000); Compensation Committee members receive $6,000 (Chairman receives $9,000); the non-employee director member of the Executive Committee receives $10,000 (Chairman is an employee-director); and the Corporate Responsibility Committee and the Directors and Corporate Governance Committee members receive $4,000 (Chairman of each committee receives $6,000). In addition, non-employee directors are paid attendance fees of $1,000 for each meeting of the Board of Directors and $500 for each committee meeting.

     Under the Company's Non-Employee Director Stock Plan, each non-employee director is granted a non-qualified option to purchase 5,000 shares of the Company's Common Stock upon his or her initial election or appointment to the Board of Directors. Thereafter, each non-employee director receives an annual option grant for the purchase of 2,500 shares of the Company's Common Stock.

     The Company also has a Deferred Compensation Plan for its directors. Participating directors may elect to defer all or a portion of their director fees that are paid in cash in (i) an unfunded interest bearing account, (ii) a BFI phantom stock account that earns dividend equivalents or (iii) other investment options as offered in the Company's Employee Stock Ownership and Savings Plan. A director may elect to receive cash distributions from his or her account either prior to or following termination of service.

     As part of its corporate charitable giving program, the Company makes cash contributions directly to various charitable organizations, including organizations with which certain directors are affiliated. The Company does not consider these contributions to be compensation to the directors who are affiliated with such organizations. The Company's charitable giving program does not include any "director legacy" donations.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Company's Compensation Committee (the "Committee") is pleased to present its annual report on executive compensation. This Committee report describes the components of the Company's executive officer compensation program and explains the basis on which fiscal year 1997 compensation determinations were made by the Committee with respect to the executive officers of the Company, including the executive officers that are named in the compensation tables included in this Proxy Statement.

COMPENSATION PHILOSOPHY AND OVERALL OBJECTIVES OF EXECUTIVE COMPENSATION PROGRAM

     The Committee's overriding philosophy is to establish executive compensation policies that are linked to the Company's mission and the sustained creation of shareholder value. The Committee is responsible for approving the design of, assessing the effectiveness of, and administering executive compensation programs that support achievement of the Company's strategic business objectives and core values. To ensure objectivity in the fulfillment of its responsibilities, the Committee is composed entirely of independent, non-employee directors who meet on a regular basis during the fiscal year.

     The following objectives continue to serve as the guiding principles for all compensation decisions:

     - Align variable compensation opportunities with shareholder interests, such that the executive compensation program is highly sensitive to Company performance, defined in terms of shareholder value creation;

     - Focus management on achieving financial and operating objectives that have been demonstrated to be primary, sustainable drivers of shareholder value over the long-term;

     - Provide a competitive total compensation opportunity, commensurate with performance, that enables the Company to attract and retain key executives; and

     - Integrate all corporate and field pay programs with the Company's annual and long-term business objectives, thereby encouraging teamwork in implementing an organization driven towards customer service and satisfaction.

     The Company's long-term financial goals continue to focus on improving both returns on investment and operating cash flow as indicated below, in order to better align performance objectives with the creation of shareholder value:

     - Generate cash returns on gross assets in excess of the weighted average cost of capital;

     - Increase profits at a faster pace than the increase in revenues; and

     - Maintain a strong credit rating appropriate for supporting business operations.

     New annual and long-term incentive plans were implemented for fiscal year 1997 and are described for each compensation component below. The Committee believes that the Company's current executive compensation program has been designed and is administered in a manner consistent with these objectives.

COMPENSATION PROGRAM COMPONENTS

     The Committee regularly reviews the Company's compensation program to ensure that salary levels and incentive opportunities are competitive. This process entails an annual assessment of both the total compensation levels and the individual pay components. In determining competitive compensation, the Committee obtains information on a large number of companies through published national executive compensation surveys and comparative analyses of compensation data compiled from proxy statements. The Committee focuses its analysis primarily on organizations with comparable revenues, asset size, number of employees and service industry classifications. The universe of companies used for competitive compensation comparisons is broader than those companies which comprise the published industry index in the Performance Graph included in this Proxy Statement, since the Company's competitors for management talent extend beyond the Company's direct competitors.

     BASE SALARY -- It is the objective of the Committee to establish base salary levels for the Company's executive officers that are generally comparable to similar executive positions in companies of similar size and complexity as the Company. Actual officer salaries are approved by the Committee and are based on a combination of factors, including the performance of the executive, his or her salary relative to the competitive market, the salary increase budget for the Company, and the recommendation of the Chief Executive Officer. Additional considerations may include the background, experience, and scope of accountability of the executive. All named executive officers have entered into employment agreements with the Company (see "Employment and Severance Agreements"). Under these agreements, the Committee has the sole discretion for determining any increase in base salary; however, pursuant to the agreements, base salaries may not be decreased.

     ANNUAL INCENTIVE COMPENSATION -- The objective of the Management Incentive Plan is to deliver competitive levels of compensation for the attainment of annual financial objectives and operating results that the Committee believes are primary drivers of stock price performance over time. Target awards for the Company's executive officers under the plan represent the 50th percentile of the competitive market for executive positions at companies of similar size and complexity. Actual awards are determined based primarily on the Company's and executive's performance during the fiscal year, with the maximum award available being two times the target incentive for executive officers. During fiscal year 1997, the Company's officers awards were based primarily on attainment of certain operating cash flow, return on gross assets and customer satisfaction goals.

     To attain the financial objectives for fiscal year 1997, the Company was required to improve its return on gross assets and generate increased cash flow, which together were weighted 75% for each of the named executive officers. Customer satisfaction required that the Company deliver consistent and integrated service of the highest quality through the teamwork and cooperation of a customer-driven organization, and was weighted 25% for each of the named executive officers. In addition, all other executive officers were responsible for achieving team and individual performance objectives that demonstrated commitment to Company values and encouraged individual accountability. To ensure alignment of the plan with shareholder interests, above-target incentive awards could only be earned if superior financial results in excess of plan goals were achieved.

     Fiscal year 1997 presented a shift in the Company's focus from external growth to an emphasis on internal growth with success measured by cash flow and return on gross assets. The measurement for the return on gross assets represented the quotient of operating cash flow divided by average gross assets. The Company was successful in delivery on four of the five milestones established for fiscal year 1997, that included lowering SG&A costs as a percent of revenue, capital expenditures and interest-bearing debt while improving the return on gross assets and the operating profit margin. Adjustments were made to the operating cash flow target based on the Company's divestiture activity during fiscal year 1997, as prescribed by the plan.

     While most of the Company's goals for fiscal year 1997 were met, the attainment levels associated with the Management Incentive Plan's goals resulted in the Company's officers receiving awards that were equal to approximately 60% of their target awards.

     The Company's milestones for fiscal year 1998, which consist of targets for
(i) the return on gross assets, (ii) the operating margin, (iii) SG&A costs as a percent of revenue and (iv) internal and external growth, should continue to align the Company's performance objectives with the interests of its shareholders. In addition, incentive compensation under the Management Incentive Plan will continue to link employees to common goals and reward them only as shareholders and customers benefit from improved performance by the Company.

     To encourage executives to hold a significant ownership stake in the Company, executives can elect to receive payment of up to 100% of their annual incentive award in restricted Common Stock, with a premium of 25% additional shares, under the Company's Convertible Annual Incentive Award Plan. Stock granted for this purpose is restricted for a two-year period during which the shares are forfeitable and the executive cannot sell, transfer, pledge or assign ownership.

     STOCK INCENTIVE PLAN -- The Committee strongly believes that by providing those persons who have substantial responsibility for the management and profitable growth of the Company with an opportunity to increase their ownership of Company stock, the best interest of the Company's shareholders and executives will be closely aligned. During 1997, executives were eligible to receive stock options giving them the right to purchase shares of Common Stock of the Company at a specified price in the future. Options granted in fiscal year 1997 have a term of ten years, become exercisable, subject to certain exceptions, in annual increments of 25% beginning one year after the date of grant, and have an option price equal to 100% of the fair market value of the Company's Common Stock on the date of grant. No stock options granted under the current plans have been repriced, nor will the Committee consider option repricing in the future.

     In determining stock option grants, the Committee establishes a competitive range (with the midpoint of the competitive range approximating the 50th percentile of the survey data) of annualized long-term award values based on each executive's salary level, position, and compensation mix. The annualized award range is then converted to actual numbers of stock options with the value of stock options estimated using the Black-Scholes option valuation model. The actual number of options granted is based upon each executive's contribution and performance. Additionally, from time to time, special circumstances (i.e., significant changes in position or responsibilities, etc.) may be considered in making an option award, and there have been instances, in prior year grants, of exceptions to the normal range where the Committee deemed it appropriate.

     LONG-TERM INCENTIVE PLAN -- For fiscal year 1997, the Committee approved the reallocation of approximately two-thirds of the executive officers' and certain key executives' stock option participation over the next four years into an upfront grant of performance shares that vest and are converted into shares of the Company's Common Stock only when both of the following critical performance measures are met:

     - Significant improvement in operating cash flow after subtracting a charge for the Company's cost of capital, which requires that the Company earns an average annual return on gross assets over the five-year period beginning October 1, 1996 that meets pre-established cumulative dollar amounts exceeding 13%; and

     - Appreciation in the value of the Company's Common Stock over the same five-year period.

     The Long-Term Incentive Plan established provisions for partial vesting of performance shares as performance measures are attained, while full vesting in the performance shares occurs only when (i) the fair market value of the Company's Common Stock reaches $50 per share and (ii) the Company achieves substantially improved cash flow.

EXECUTIVE STOCK OWNERSHIP GUIDELINES

     To further align the interests of executives with the Company's shareholders in terms of both risk and reward, the Committee established stock ownership guidelines that are designed to encourage the accumulation and retention of a significant portion of the Company's Common Stock by its executive officers. The guidelines suggest that by the end of calendar year 2000, each executive officer hold a minimum of three times base salary in the Company's Common Stock.

     Eligible shares include stock held as a shareholder of record, in brokerage accounts, restricted shares granted under the Convertible Incentive Award Plan, stock acquired through the Company's Stock Ownership and Savings [401(k)] Plan, and any deferred compensation in the form of phantom share units. A variety of mechanisms have been developed to provide opportunities for executives to increase stock ownership over an extended time.

DISCUSSION OF 1997 COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER

     The Company's Guidelines on Corporate Governance Issues require an annual evaluation of the Chief Executive Officer's ("CEO") performance. As part of this process, the Committee is responsible for conducting an independent assessment of the CEO's performance which includes soliciting feedback from the Company's directors. Every director is requested to complete a written evaluation of the CEO's performance based on a formal position description for the job of CEO, which outlines responsibilities and key business objectives in each of the following areas:

     - Leadership

     - Strategic Planning

     - Financial Goals and Systems

     - Financial Results

     - Succession Planning

     - Human Resources

     - Communications with Shareholders

     - External and Board Relations

     In considering the compensation for the CEO for fiscal year 1997, the Committee has reviewed Mr. Ranck's existing compensation arrangements and both Company and individual performance. The Committee has made the following determinations regarding Mr. Ranck's fiscal year 1997 compensation:

     - While there was no increase in Mr. Ranck's $600,000 base salary during fiscal year 1997, as a result of the CEO evaluation process described above, and Mr. Ranck's salary as compared to the competitive market, the Committee increased Mr. Ranck's base salary to $800,000 effective October 1, 1997;

     - The Committee made an annual incentive award for fiscal year 1997 to Mr. Ranck in the amount of $253,470; and

     - A stock option grant of 38,000 shares (at an option price equal to fair market value on the date of grant) was made during fiscal year 1997, and 170,000 performance shares were awarded pursuant to the Company's Long-Term Incentive Plan.

     The Committee will continue to use the results of the CEO evaluation process as part of its deliberations when considering future adjustments to Mr. Ranck's compensation.

     CONCLUSION -- After completing its assessment of all compensation elements, the Committee believes that the total compensation opportunity offered to executives of the Company is competitive with the compensation programs provided by other comparable corporations. The Committee also believes that the Company's incentive plans will continue to encourage and reward participants to perform consistent with the returns that are generated on behalf of the Company's shareholders and customers. The Committee will continue to monitor the effectiveness of the Company's total compensation program to ensure that it supports the strategic human resource needs and integrity of the Company.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                           Gerald Grinstein, Chairman
                               William T. Butler
                              Marina v.N. Whitman

PERFORMANCE GRAPH

     The following performance graph compares the performance of the Company's Common Stock to the S&P 500 Index and to the Dow Jones Pollution Control Index for the Company's last five fiscal years. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at September 30, 1992 and that all dividends were reinvested:

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

                                                                              DOW JONES
        MEASUREMENT PERIOD                                                POLLUTION CONTROL
      (FISCAL YEAR COVERED)                BFI           S&P 500 INDEX          INDEX
1992                                              100                100                100
1993                                               99                113                 88
1994                                              141                117                 92
1995                                              137                152                 93
1996                                              116                183                 99
1997                                              180                257                121

EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer, each of the Company's four other most highly compensated executive officers for the fiscal year ended September 30, 1997, and a former executive officer that held office during fiscal 1997 (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM
                             ANNUAL COMPENSATION                                     COMPENSATION
-----------------------------------------------------------------------------   -----------------------
              (a)                (b)      (c)        (d)            (e)            (f)          (g)             (h)
                                                                                             SECURITIES
                                                                                             UNDERLYING
                                                                                RESTRICTED     STOCK
                                                               OTHER ANNUAL       STOCK       OPTIONS        ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR    SALARY    BONUS(1)   COMPENSATION(2)   AWARDS(3)     (SHARES)    COMPENSATION(4)
  ---------------------------    ----   --------   --------   ---------------   ----------   ----------   ---------------
 Bruce E. Ranck                  1997   $600,000   $126,700       $  -0-         $158,400      38,000        $  4,000
   President and                 1996    600,000        -0-          -0-              -0-     250,000           3,750
   Chief Executive Officer       1995    500,000    500,000        8,483              -0-      55,000           3,750
 J. Gregory Muldoon              1997    437,000    128,600          -0-           53,500      18,500           4,000
   Executive Vice President      1996    365,800        -0-          -0-              -0-     176,000           3,750
   and Chief Operating           1995    290,000    174,100          -0-           72,500      24,000           3,750
   Officer
 Norman A. Myers                 1997    508,000    126,500          -0-           52,600      15,500           2,992
   Executive Vice President and  1996    508,000        -0-          -0-              -0-      52,500           2,992
   Chief Development Officer     1995    475,000    237,500          -0-          297,400      50,000           2,976
 Jeffrey E. Curtiss              1997    364,000        -0-          -0-          137,200      11,000           3,070
   Senior Vice President         1996    364,000        -0-          -0-              -0-      27,500           3,070
   and Chief Financial           1995    300,000    120,100        7,318          150,200      25,000           2,889
   Officer
 Rufus Wallingford               1997    364,000     54,900          -0-           68,500      11,000           4,000
   Senior Vice President and     1996    364,000        -0-          -0-              -0-      27,500           3,750
   General Counsel               1995    350,000    140,000        8,640          175,300      25,000           3,750
 Louis A. Waters                 1997    513,000     69,500          -0-              -0-      15,500         187,222(5)
   Former Chairman and CEO       1996    465,000        -0-          -0-              -0-      44,400         183,703(5)
   of BFI International, Inc.    1995    426,000    232,500        7,722          291,100      44,400         181,218(5)
-----------------------------------------------------------------------------------------------------------------

---------------

(1) The bonus amount for fiscal 1997 includes the cash portion paid to and deferred by the officer (Messrs. Muldoon and Wallingford deferred 25% and 10%, respectfully, of their cash awards); the remaining portion of the incentive compensation awards for Messrs. Ranck, Muldoon, Myers, Curtiss and Wallingford was paid in restricted shares of the Company's Common Stock, the amount of shares being determined by the officer's personal election under the Company's Convertible Annual Incentive Award Plan. Mr. Curtiss elected to receive 100%, Messrs. Ranck and Wallingford each elected to receive 50%, and Messrs. Muldoon and Myers each elected to receive 25%, of their fiscal 1997 incentive compensation award in restricted shares (see note (3) below for details regarding the terms of the restricted shares).

(2) For fiscal 1997 and 1996, the named executive officers did not receive any perquisites or other personal benefits in which the aggregate amount of such compensation exceeded $50,000 or 10% of the total of his annual salary and bonus. For fiscal 1995, consists of income and the tax gross-up associated with spousal attendance at a Board of Directors' meeting.

(3) On December 2, 1997, Messrs. Ranck, Muldoon, Myers, Curtiss and Wallingford were granted a total of 12,970 restricted shares of the Company's Common Stock based upon the percentages elected by the officers under the Company's Convertible Annual Incentive Award Plan for fiscal 1997, which included an additional 25% stock premium. The restricted shares are restricted for a two-year period, during which time the officers cannot sell, transfer, pledge or assign them, but as the registered holders of these shares, the officers can vote the shares and receive any dividends. At the end of the two-year restricted period, taxable income will be recognized in an amount to equal fair market value of the shares on that date. The value of the restricted shares issued is based on the fair market value of the Company's Common Stock which is the closing price of the stock the trading day preceding date of grant. The number and value, respectively, of the aggregate restricted share holdings as of September 30, 1997 for each named executive officer were as follows: Muldoon: 2,340 shares, $89,100; Myers:
    9,595 shares, $365,200; Curtiss: 4,845 shares, $184,400; Wallingford: 5,655 shares, $215,200; and Waters: 9,390 shares, $357,400.

(4) Consists of the amount of the Company's match for each named executive officer under the BFI Employee Stock Ownership and Savings Plan.

(5) Includes $183,222, $179,953 and $177,468 in retirement pay for fiscal 1997, 1996 and 1995, respectively, earned for 20 years of service prior to his position as Chairman and Chief Executive Officer of BFI International, Inc. Mr. Waters, as beneficiary, receives trust payments paid in accordance with a trust agreement. Mr. Waters ceased being an executive officer on March 11, 1997. See "Employment and Severance Agreements" herein for a discussion of Mr. Waters' employment agreement.

STOCK OPTIONS GRANTED IN LAST FISCAL YEAR

     The following table sets forth certain information concerning stock options granted to the named executive officers in the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        GRANT DATE
                                 INDIVIDUAL GRANTS                                         VALUE
-----------------------------------------------------------------------------------    -------------
            (a)                   (b)           (c)            (d)          (e)             (f)
                               NUMBER OF     PERCENTAGE                                 GRANT DATE
                              SECURITIES      OF TOTAL                                    PRESENT
                              UNDERLYING      OPTIONS                                   VALUE BASED
                                OPTIONS      GRANTED TO     EXERCISE                        ON
                                GRANTED     EMPLOYEES IN      PRICE      EXPIRATION    BLACK-SCHOLES
            NAME              (SHARES)(1)   FISCAL YEAR    (PER SHARE)      DATE         MODEL(2)
            ----              -----------   ------------   -----------   ----------    -------------
Bruce E. Ranck..............     38,000         1.9%         $26.50      11/04/2006      $286,900
J. Gregory Muldoon..........     18,500         0.9%          26.50      11/04/2006       139,700
Norman A. Myers.............     15,500         0.8%          26.50      11/04/2006       117,000
Jeffrey E. Curtiss..........     11,000         0.6%          26.50      11/04/2006        83,100
Rufus Wallingford...........     11,000         0.6%          26.50      11/04/2006        83,100
Louis A. Waters.............     15,500         0.8%          26.50      11/04/2006       117,000

---------------

(1) All options were granted on November 5, 1996 and were granted under the Company's 1993 Stock Incentive Plan, except for the option granted to Mr. Ranck, which was granted from the 1990 Stock Option Plan. Twenty-five percent of the above options become exercisable one year after the date of grant and, subject to certain acceleration provisions, 25% will become exercisable each year thereafter on a cumulative basis.

(2) Based upon the Black-Scholes option valuation model, which estimates the present dollar value of BFI Common Stock to be $7.55 per option share, as adjusted for vesting schedule. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The assumptions underlying the Black-Scholes model include (a) an expected volatility of 24.48% based on the prior two years of quarter-end closing stock prices of BFI Common Stock, (b) a risk-free rate of return of 6.69%, which approximates the 10-year Treasury bond rate, (c) BFI Common Stock dividend yield of 2.57%, and (d) a six-year period from time of grant until exercise.

STOCK OPTIONS EXERCISED IN LAST FISCAL YEAR

     The following table sets forth the aggregate option exercises during the last fiscal year and the value of outstanding options at September 30, 1997 for each of the named executive officers:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND SEPTEMBER 30, 1997 OPTION VALUES

           (a)                 (b)         (c)                  (d)                           (e)
                                                       NUMBER OF SECURITIES
                                                      UNDERLYING UNEXERCISED
                                                            OPTIONS AT               VALUE OF UNEXERCISED
                                                        SEPTEMBER 30, 1997          IN-THE-MONEY OPTIONS AT
                             SHARES                          (SHARES)                SEPTEMBER 30, 1997(1)
                           ACQUIRED ON    VALUE     ---------------------------   ---------------------------
          NAME              EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   --------   -----------   -------------   -----------   -------------
Bruce E. Ranck...........       -0-      $    -0-     560,650        266,750      $6,737,000     $2,224,500
J. Gregory Muldoon.......     2,000         3,200     148,000        168,500       1,508,100      1,392,900
Norman A. Myers..........       -0-           -0-     310,625         92,375       2,910,600        868,800
Jeffrey E. Curtiss.......       -0-           -0-     108,125         35,375       1,511,300        371,800
Rufus Wallingford........       -0-           -0-      41,875         40,625         448,800        364,000
Louis A. Waters..........    60,000       677,000     219,100         82,100       2,608,200        779,700

---------------

(1) Computed based upon the difference between aggregate fair market value and aggregate exercise price at September 30, 1997.

LONG-TERM INCENTIVE PLAN AWARDS

     The following table sets forth certain information regarding performance share awards to the named executive officers in the last fiscal year:

          LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR (1)


                (a)                       (b)           (c)           (d)         (e)         (f)
                                                    PERFORMANCE     ESTIMATED FUTURE PAYOUTS UNDER
                                                      OR OTHER      NON-STOCK PRICE-BASED PLANS (2)
                                       NUMBER OF    PERIOD UNTIL   ---------------------------------
                                      PERFORMANCE    MATURATION    THRESHOLD     TARGET     MAXIMUM
                NAME                    SHARES       OR PAYOUT     (SHARES)     (SHARES)    (SHARES)
                ----                  -----------   ------------   ---------    --------    --------
Bruce E. Ranck......................    170,000        5 years      42,500       85,000      170,000
J. Gregory Muldoon..................     84,000        5 years      21,000       42,000       84,000
Norman A. Myers.....................     72,000        5 years      18,000       36,000       72,000
Jeffrey E. Curtiss..................     50,000        5 years      12,500       25,000       50,000
Rufus Wallingford...................     50,000        5 years      12,500       25,000       50,000
Louis A. Waters (3).................     18,000        5 years         N/A          N/A          N/A

---------------

(1) In fiscal 1997, the Company established a Long-Term Incentive Plan ("LTIP"). Awards under the LTIP consist of grants of performance shares which are convertible into an equivalent number of shares of Common Stock upon the attainment of certain Company and stock price performance measures. In its discretion, the Compensation Committee of the Board of Directors (the "Committee") is authorized to terminate the LTIP at the end of the four years. It is expected that the Committee will terminate the plan and seek any required shareholder approval to institute a new long-term plan if, at the end of four years, substantial progress has not been made in attaining the performance goals described below. Awards of performance shares do not provide the participant with rights to dividends or voting rights prior to issuance of shares of Common Stock pursuant to such award. Upon issuance of such Common Stock, participants will also receive a cash payment equal to the sum of all dividends that would have been declared on the Common Stock from October 1, 1996 through the issuance date.

(2) The performance shares will vest in increments of 25% based on the attainment of two performance goals. Each performance goal will have been attained when the target levels for the two performance measures:
    "Cumulative Cash Value Added" or "Cumulative CVA" (which is defined generally as operating cash flow minus a charge for the Company's cost of capital) and "Moving Average Stock Price", as defined in the LTIP, have been attained and are concurrently in effect as of the end of any fiscal quarter during the term of the plan. The table below sets forth the target levels that must be achieved to attain each of the performance goals and the percentage of performance shares that vest upon the attainment of each goal:

                                                          PERFORMANCE GOALS
                                                    ------------------------------
                                                     1       2        3        4
                                                    ---     ----     ----     ----
Cumulative CVA (in millions)......................  $20     $130     $240     $350
Moving Average Stock Price........................  $35     $ 40     $ 45     $ 50
Vesting of Performance Shares.....................   25%      25%      25%      25%
Cumulative Vesting of Performance Shares..........   25%      50%      75%     100%

(3) Mr. Waters was initially awarded 72,000 performance shares; however, due to his change in status with the Company effective March 11, 1997, he will only be eligible to vest up to 18,000 shares of the Company's Common Stock for the first hurdle based upon the attainment of the goals as set forth under the LTIP.

EMPLOYMENT AND SEVERANCE AGREEMENTS

     Bruce E. Ranck and Norman A. Myers are each parties to employment agreements with the Company. Their agreements provide for continuously renewing five-year terms until age 65, and continuing year to year thereafter until terminated by the Company or the employee. The agreements also provide for the payment of minimum annual base salaries and for participation by the employee in all Company benefit plans and programs. The current annual salary for Messrs. Ranck and Myers is $800,000 and $534,000, respectively.

     The employment agreements for Messrs. Ranck and Myers include provisions governing part-time status, termination and change in control. If the Company should terminate an agreement other than for cause (as defined in the agreements), or the Company breaches the agreement, or the employee is not elected and serving in his current capacity for the Company, or the employee's duties or responsibilities are materially changed or diminished (without his consent) from his current duties, the agreement may be terminated by either party on a date five years after notice of termination is given. During that ensuing period, the employee would continue his employment on a part-time basis and be available to consult with the Company. Generally, the employee's compensation while on part-time status would be 75 percent of the average of the employee's compensation (including salary and bonus) for the two highest of the three years prior to the employee going on part-time status. In the event that Messrs. Ranck and Myers were terminated without cause during 1998 or if the employee terminated the agreement because of a breach by the Company, his annual compensation on part-time status would be approximately $723,600 and $615,900, respectively, subject to an annual cost-of-living adjustment. As a part-time status employee, he would continue to participate in the Company's benefit plans and programs. The agreement with each employee also provides that he may elect part-time status upon attaining the age of 62, at reduced annual compensation, subject to an annual cost-of-living adjustment, but without any participation in the Company's incentive compensation plans.

     In the event of a change in control of the Company, the employee may elect to receive a lump sum payment equal to three times the employee's average annualized base compensation includable in gross income over the five taxable years preceding the tax year in which the change in control occurs. If a change in control were to occur during 1998 and the election to take the change in control payment were made by Messrs. Ranck and Myers, they would receive approximately $2,514,600 and $2,262,800, respectively. The election by the employee to take the change in control payment would be in lieu of other benefits and rights under such employee's agreement, except, generally, amounts payable under pension, insurance and similar plans, reimbursement for legal and other advisory expenses and certain stock option and indemnification rights.

     J. Gregory Muldoon, Jeffrey E. Curtiss and Rufus Wallingford each has an employment agreement with the Company, which has a continuously renewing three-year term until age 65, unless sooner terminated by the parties. The agreements provide for the payment of a minimum annual base salary and for participation by the officers in all Company benefit plans and programs. The current annual salary for Messrs. Muldoon, Curtiss and Wallingford is $534,000, $383,000 and $383,000, respectively. The employment agreements include provisions governing inactive status, termination and change of control. If the Company should terminate the agreements other than for cause (as defined in the agreements), the termination would be effective on the third anniversary of the date of notice of termination (or, if sooner, when the officer reaches age 65), and the officer would go on inactive status on the date of such notice. The officer's compensation while on inactive status would be 75% of the base salary that the officer was earning prior to such notice and the officer would continue to participate in the Company's benefit programs. In the event of a change of control of the Company and if the officer has not been placed on inactive status by the Company or terminated for cause, then he may elect (within twelve months after the date of the change of control) to receive a lump sum payment equal to three times his base amount (as defined by federal tax law). If a change of control were to occur during 1998 and Messrs. Muldoon, Curtiss and Wallingford elected to take the change of control payment, they would receive approximately $2,298,200, $1,249,000 and $1,491,800, respectively. Such lump sum payments would terminate all of the officers' rights under their agreements.

     Effective March 11, 1997, Louis A. Waters no longer served as an executive officer or Chairman and CEO of BFI International, Inc. Pursuant to his employment agreement, Mr. Waters will continue on part-time status until March 11, 2002. Mr. Waters' current salary pursuant to his employment agreement is $553,608 for the five-year period and will not be subject to any percentage increase in the Consumer Price Index. After twenty years of service, Mr. Waters began to receive a monthly retirement benefit on February 1, 1989 pursuant to a Company-funded trust of which Mr. Waters is the beneficiary. His current monthly retirement benefit payment under the trust agreement is approximately $15,300. Upon actual retirement from the Company, Mr. Waters' employment agreement provides that the current retirement benefit payment will be replaced by a monthly benefit that is estimated at age 65 to be $7,400. This retirement benefit will be in addition to those payable from the BFI Retirement Plan and the BFI Benefit Restoration Plan (see "Retirement and Restoration Plans"). His employment agreement also provides that his retirement benefits will increase annually based upon 75% of the percentage increase in the Consumer Price Index.

RETIREMENT AND RESTORATION PLANS

     The Company's defined-benefit retirement plan (the "Plan") covers all employees of the Company located in the United States, except certain employees subject to collective bargaining agreements and certain other employees covered by other plans not made a part of the Plan. Certain employees are also covered by either the BFI Benefit Restoration Plan or the BFI Cash Balance Restoration Plan.

     Generally, the Plan provides that, on December 31 of each year, account balances established for each eligible employee are credited in an amount equal to 4.5% of the salary and bonus received by such employee during the period beginning January 1 and ending December 31 of that year. Currently, the balance in each employee's account earns interest at a rate of 6% per year. The normal retirement age under the Plan is 65 with an early retirement option at age 55 with ten years of vesting service. Benefits under the Plan vest after five years of vesting service. Each of Messrs. Myers and Waters' benefit is not less than the benefit calculated under the prior plan formula.

     The estimated annual benefits payable at age 65 (as a single life annuity) for each named executive officer are as follows: Mr. Ranck, $389,000; Mr. Muldoon, $297,000; Mr. Myers, $334,000; Mr. Curtiss, $115,000; Mr. Wallingford, $37,000; and Mr. Waters, $268,000. See discussion under "Employment and Severance Agreements" for information concerning additional retirement benefits for Mr. Waters.

     Currently, the Internal Revenue Code limits the pension from the Plan to $130,000 and limits the annual pay used to calculate pensions to $160,000; these amounts are indexed annually to the changes in Social Security benefits. If the annual pension to any person would be limited by Sections 415 or 401(A)(17) of the Internal Revenue Code, such amounts otherwise payable to the Plan participant pursuant to the Plan may be paid directly to such participant by the Company, depending on whether he is also a participant of either of the BFI Benefit Restoration Plan or the BFI Cash Balance Benefit Restoration Plan. The purpose of the BFI Benefit Restoration Plan is to pay all participants in the plan the full retirement benefit otherwise payable to them but for the benefit limitations imposed by Section 415 and the pay limitation imposed by Section 401(A)(17) of the Internal Revenue Code. The purpose of the BFI Cash Balance Restoration Plan is to pay all participants in the plan the retirement benefit otherwise payable but for the benefit limitation imposed by Section 401(A)(17) of the Internal Revenue Code.

CERTAIN TRANSACTIONS

     In September 1997, the Company commenced a $1 billion equity buy-back program. In connection with this program, the Company has purchased shares of Company Common Stock from certain of its officers and directors and expects to engage in similar transactions during the remainder of 1998. All such purchases are based on the closing sales price of the Company's Common Stock on the last trading day preceding the transaction date. In November 1997, the Company purchased 299,800 shares at $36.125 per share from Mr. Ruckelshaus, and 15,000 shares at $36.4375 per share from Dr. Grayson, each of whom is a director of the Company. In November 1997, the Company purchased 35,200 shares of the Company's Common Stock at $36.375 per share from Mr. Myers and, in December 1997, purchased 1,700 shares at $36.1875 per share from Mr. Wallingford and 51,095 shares at $35.5625 from Mr. Muldoon.

            PROPOSAL TO APPROVE APPOINTMENT OF INDEPENDENT AUDITORS

     The Board of Directors has appointed Arthur Andersen LLP as independent auditors of the Company and its subsidiaries for the fiscal year ending September 30, 1998. This appointment was made subject to the approval of the Company's shareholders. Accordingly, the following resolution will be offered at the Meeting:

          "RESOLVED, that the appointment by the Board of Directors of Browning-Ferris Industries, Inc. of Arthur Andersen LLP as the auditors of the Company and its subsidiary companies for the fiscal year ending September 30, 1998, is hereby approved."

     Arthur Andersen LLP has been serving the Company in this capacity since 1973 and has advised the Company that it will have in attendance at the Meeting a representative who will be afforded an opportunity to make a statement, if such representative desires to do so, and will respond to appropriate questions presented at the Meeting.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of Forms 3 and 4 furnished to the Company during its most recent fiscal year and Forms 5 furnished to the Company with respect to its most recent fiscal year, the Company believes that all transactions by reporting persons were reported on a timely basis.

                                 OTHER MATTERS

     Management of the Company does not intend to present any other items of business and knows of no other items of business that are likely to be brought before the Meeting, except those set forth in the foregoing Notice of Annual Meeting of Shareholders. However, if any other matters should properly come before the Meeting, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such matters.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Any shareholder who wishes to submit a proposal to be presented at the 1999 Annual Meeting of Shareholders must deliver such proposal to the Secretary of the Company. The proposal must be received at the Company's executive offices (757 N. Eldridge, Houston, Texas 77079) no later than September 30, 1998 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

                              COST OF SOLICITATION

     This solicitation is made on behalf of the Board of Directors of the Company. The cost of solicitation of proxies in the accompanying form will be paid by the Company. The Company will also, pursuant to regulations of the Securities and Exchange Commission, make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and will reimburse them for their reasonable expenses in so doing. In addition to solicitation by use of the mails, certain directors, officers and employees of the Company may solicit the return of proxies by telephone, telegram or personal interviews. In addition, the Company has retained Morrow & Co., Inc., New York, New York, to assist in the solicitation of proxies and will pay approximately $10,000 in fees for the solicitation of proxies to such firm, plus reimbursement of expenses.

                                            By Order of the
                                            Board of Directors,

                                            /s/ Gerald K. Burger
                                            Gerald K. Burger
                                            Vice President and Secretary

Houston, Texas
January 27, 1998

                                         [BROWNING-FERRIS INDUSTRIES, INC. LOGO]

                                            BROWNING-FERRIS INDUSTRIES, INC.

                                         ---------------------------------------

                                         ---------------------------------------

                                              NOTICE OF 1998 ANNUAL MEETING

                                                           AND

                                                     PROXY STATEMENT

                                         ---------------------------------------

                                         ---------------------------------------

                                                        IMPORTANT

                                             PLEASE SIGN AND DATE YOUR PROXY
                                         AND PROMPTLY RETURN IT IN THE ENCLOSED
Recycled paper   LOGO                                   ENVELOPE.

                        BROWNING-FERRIS INDUSTRIES, INC.

             PROXY - ANNUAL MEETING OF SHAREHOLDERS - MARCH 4, 1998


          The undersigned shareholder of record on January 6, 1998, of
  P Browning-Ferris Industries, Inc., a Delaware corporation (the "Company"), hereby appoints WILLIAM D. RUCKELSHAUS and GERALD K.
  R BURGER, either one or both of them, proxies of the undersigned, with full power of substitution, to vote, as designated below, at the
  O annual meeting of shareholders of the Company to be held on March 4, 1998, at 2:00 p.m., Houston time, in the Company's auditorium located
  X on the 14th floor of the corporate office at 757 N. Eldridge, Houston, Texas 77079, and at any adjournment thereof, the number of votes which
  Y       the undersigned would be entitled to cast if personally present:





               To elect the following three nominees to serve as directors for three-year terms and until their successors are duly elected and qualified:

                                William T. Butler
                             Joseph L. Roberts, Jr.
                               Marina v.N. Whitman

                     --------------------------------------

                                   SEE REVERSE
                                      SIDE

                     --------------------------------------

          This Proxy is solicited on behalf of the Board of Directors and will be voted. If no direction is made, this Proxy will be voted "FOR" all of the Board of Directors' nominees and "FOR" proposal (2).

============================================================================================================================
The Board of Directors recommends a vote FOR proposals 1 and 2.
============================================================================================================================
1.   Election of Directors       FOR        WITHHELD             3.   In their discretion, the proxies are authorized to
     (see reverse)               [ ]          [ ]                     vote on such other matters as may properly come
                                                                      before the meeting or any adjournment thereof.


For, except vote withheld from the
following nominee(s):                                                 All as more particularly described in the Proxy
                                                                      Statement relating to such meeting, receipt of which
-----------------------------------                                   is hereby acknowledged.

-----------------------------------

2.   Proposal to approve the appointment of Arthur Andersen
     LLP as auditors for the Company's 1998 fiscal year.

          FOR            AGAINST        ABSTAIN
          [ ]              [ ]            [ ]

============================================================================================================================

                    Please sign your name here exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears hereon. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                    ----------------------------------------------------------


                    ----------------------------------------------------------
                    Signature(s)                                          Date